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                                                                    Exhibit 23.1


                         Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" in the Pre-effective Amendment No. 2 to the Registration Statement Form S-3 and related Prospectus of Claimsnet.com inc. for the registration of 3,092,229 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2001 (except for Notes A and J as to which the date is April 13,
2001), with respect to the consolidated financial statements of Claimsnet.com inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.





                                              /s/ Ernst & Young LLP



Dallas, Texas
August 20, 2001